EXHIBIT 99.2

A message to our shareholders

July 28, 2010

I am pleased to report that yesterday Citizens & Northern Corporation received approval to redeem all $26.44 million received from the preferred stock purchased by the U.S. Treasury Department under the Troubled Asset Relief Program (TARP).  Payment in full will be made on Wednesday, August 4th, 2010. I know this has been a priority for many of you, as it has been for us.

We are well positioned to repay the Treasury’s investment following three quarters of very solid earnings, along with a common stock offering of $21.4 million net of fees. After the repayment of the preferred stock, we will continue to exceed “well-capitalized” standards and believe the decision to repay the TARP funds is in the best interest of our stockholders, customers, employees and the communities we serve. As a result of the redemption, C&N will record accelerated discount accretion of $607,000. This will reduce the company’s third quarter diluted earnings per share by $0.05. Going forward, elimination of the preferred stock dividends will increase earnings per share. C&N also plans to negotiate with the Treasury for the repurchase of the warrant for 194,736 common shares issued under the program. Repurchase of the warrant will not impact earnings per share.

During their 18-month investment in Citizens & Northern, the government received more than $2.0 million in preferred stock dividends and will receive additional value from sale of the warrant.

With 2009 behind us, the TARP funds scheduled for repayment and vastly improved earnings over the last three quarters, C&N has come through the financial crisis a stronger financial institution, well positioned to embrace the opportunities presenting themselves in 2010. Among those is the huge investment in the Marcellus Shale Gas Play throughout our market area. Gas companies from throughout the country are investing heavily in our market area and will continue to do so for many years to come, benefitting our local businesses and landowners.

I want to personally thank you for investing and believing in Citizens & Northern. We look forward to a promising future and will continually work to post the earnings our shareholders deserve.

Sincerely,

By:	/s/ Charles H. Updegraff
Charles H. Updegraff, Jr.
President and CEO